Exhibit 10.2

TRANSITION SERVICES AGREEMENT

by and between

CYCLERION THERAPEUTICS, INC.

and

IRONWOOD PHARMACEUTICALS, INC.

Dated as of April 1, 2019

TRANSITION SERVICES AGREEMENT

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Section 11.11.	Exhibits and Schedules	17

Section 11.12.	Governing Law	17

Section 11.13.	Severability	17

Section 11.14.	Interpretation	18

Section 11.15.	No Duplication	18

Section 11.16.	No Waiver	18

Section 11.17.	Independent Contractor Status	18

List of Exhibits and Schedules

Schedule I	Cyclerion Services and Fees
Exhibit A	Initial Service Managers
Exhibit B	Migration Plan
Exhibit C	IT Acceptable Use Policy
Exhibit D	Quarterly Statement

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TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of April 1, 2019 (the “Effective Date”), is entered into by and between Cyclerion Therapeutics, Inc. (“Cyclerion”), a Massachusetts corporation and Ironwood Pharmaceuticals, Inc. (“Ironwood”) a Delaware corporation.  “Party” or “Parties” means Cyclerion or Ironwood, individually or collectively, as the case may be.

W I T N E S S E T H:

WHEREAS, in conjunction with a Separation Agreement between Ironwood and Cyclerion of even date hereof (the “Separation Agreement”), Ironwood desires to obtain certain transition services from Cyclerion, and Cyclerion is willing to provide such services to Ironwood on the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties acknowledge that the efficient and effective transition of Services (as defined below) under this Agreement in a manner that permits the successful operations of each Party following the Effective Date is a priority to the shareholders of each Party.

NOW, THEREFORE, in consideration of the foregoing and the respective warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1.                                 General.  Capitalized terms not defined in this Agreement have the meanings assigned to them in the Separation Agreement.  As used herein, the following terms have the following meanings:

(1)                                 “Additional Service” shall have the meaning set forth in Section 2.6.

(2)                                 “Force Majeure” shall have the meaning set forth in Section 11.6.

(3)                                 “FTE Rate” means the amount to be paid per full-time equivalent of Service Provider under this Agreement on an annual basis. The FTE Rate as of the Effective Date will be three hundred and fifteen thousand dollars ($315,000), as such rate may be amended from time to time by the mutual written consent of the Parties.  The FTE Rate for a full-time equivalent for a calendar month shall equal one-twelfth (1/12th) of the foregoing annual rate and the FTE Rate for a full-time equivalent for a calendar quarter shall equal one-fourth (1/4th) of the foregoing annual rate.  For clarity, the FTE Rate shall not include any Expenses.

(4)                                 “Internal Costs” shall mean, for any Services conducted during a given period of time during the Term, (a) the FTE Rate plus eight percent (8%) of such FTE Rate multiplied by the number of full-time equivalents of Service Provider performing such Services in accordance with this Agreement during such period of time plus (b) any other costs directly related to the provision of such Services during such period of time under this Agreement, as agreed upon between the Parties in writing.  For the avoidance of doubt, Internal Costs do not include Third Party Costs or Expenses.

(5)                                 “Migration Plan” shall have the meaning set forth in Section 2.12.

(6)                                 “Omitted Service” shall have the meaning set forth in Section 2.5.

(7)                                 “One-Time Costs” shall have the meaning set forth in Section 3.1.

(8)                                 “Service Provider” means, as the context may require, Cyclerion or, if not Cyclerion, the Person providing the Services on behalf of Cyclerion, including any of its Affiliates (it being agreed and understood that, for purposes of this Agreement, Cyclerion shall cause each such Person to comply with the provisions of this Agreement applicable to such Person in such Person’s capacity as a “Service Provider”).

(9)                                 “Services” means (a) all of the services to be provided by or on behalf of a Service Provider under this Agreement described on Schedule I hereto, as such Schedule may be updated and supplemented from time to time in accordance with the provisions of this Agreement, (b) any Omitted Services and (c) any Additional Services.  “Service” means each such service.

(10)                          “Term” means the period commencing on the date hereof and ending, subject to Section 6.1, upon the expiration of all Services set forth in Schedule I.

(11)                          “Third Party” means any person or entity other than Cyclerion, Ironwood or their Affiliates.

(12)                          “Third Party Costs” means the price paid by Cyclerion or its Affiliates to a Third Party (not in its capacity as a Service Provider) for all applicable Services provided by such Third Party to Cyclerion or its Affiliates that are directly allocable to the provision of Services hereunder.  For clarity, there shall be no mark-up added to Third Party Costs under this Agreement, unless such mark-up was actually paid by Cyclerion or its Affiliates to a Third Party.

Section 1.2.                                 Interpretation.  Except where the context otherwise requires, the singular will include the plural, the plural will include the singular, the use of any gender will be applicable to all genders, and the word “or” means “and/or.” References to a number of days, unless otherwise specified, means calendar days.  The captions of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of any provision contained in this Agreement.  The terms “including,” “include,” or “includes” are not intended to limit generality of any description preceding such term.  The language of this Agreement will be deemed to be the language mutually chosen by the Parties, and no rule of strict construction will be applied against either Party.  Unless otherwise expressly specified, references to Cyclerion include Cyclerion’s Affiliates, and references to Ironwood include Ironwood’s Affiliates.

ARTICLE II

SERVICES

Section 2.1.                                 General.  During the Term, subject to Section 2.2, Cyclerion shall (and shall cause each Service Provider providing Services to) provide to Ironwood and, to the extent directed by Ironwood, its Affiliates, the Services, in each case subject to the terms and conditions set forth herein.  Notwithstanding anything to the contrary herein, a Service Provider shall not be required to perform or cause to be performed any of the Services for the benefit of any Person other than Ironwood and its Affiliates.  The Parties agree to negotiate in good faith any proposed changes to the Services, including pricing related thereto, during the Term.  Such proposed changes will become effective only upon mutual agreement of the Parties as reflected in an addendum to Schedule I.  If there is any inconsistency between the terms of Schedule I and the terms of this Agreement, the terms of this Agreement will govern.  The Parties acknowledge and agree that the Services are generally intended to facilitate the transactions contemplated by the Separation Agreement, and, to the extent Services described in Schedule I are general in nature, are solely intended to support the continued operation of the New Ironwood Pharmaceutical Business.

Section 2.2.                                 Standard for Services.  Cyclerion shall use commercially reasonable efforts to provide, or cause to be provided, to Ironwood the Services in accordance with the terms and conditions of this Agreement.  Cyclerion shall provide, or cause to be provided, the Services in a manner (i) in compliance in all material respects with all applicable Laws and (ii) generally consistent with the provision of the Services during the twelve (12) months immediately prior to the date hereof (the “Prior Period”); provided that if a Service Provider has not previously provided a Service to another Person, the Service Provider shall provide such Service in a manner generally consistent with the provision of similar services provided to its Affiliates or businesses.  To the extent a more specific standard of care is specified in Schedule I with respect to any Service, a Service Provider shall use its commercially reasonable efforts to comply with such more specific standard.  It is the Parties’ shared objective to transition responsibility for the performance of all Services from Service Provider to Ironwood and its Affiliates in a manner that minimizes, to the extent reasonably possible, disruption to the business operations of Service Providers and their Affiliates and the business operations of Ironwood and its Affiliates.  Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, no Service Provider shall be required to (a) perform any Service in any manner that violates or contravenes any restrictions imposed on the Service Provider by applicable Law, (b) perform any Service in any manner that breaches or contravenes any contractual obligations owed by the Service Provider to any Third Party(ies) or (c) perform any Service to the extent that the conduct of such would, in the good faith belief of Service Provider, infringe, violate or misappropriate intellectual property rights of any Third Party.  Notwithstanding any provision of this Agreement to the contrary, but without limiting a Service Provider’s obligations under Section 2.1 or Section 2.2, in no event shall Cyclerion or any of its Affiliates be (i) obligated to make any specific employment decisions in terms of hiring and terminating employees; (ii) obligated to enter into retention agreements with employees or otherwise provide any incentive beyond payment of regular salary and benefits; (iii) prevented from determining, in its sole discretion, the individual employees or contractors who provide Services; (iv) obligated to purchase, lease or license any additional equipment or software, except as specifically provided for in Schedule I; or (v) obligated to create or supply any documentation or information not currently existing or reasonably available, except as specifically provided for in Schedule I.

Section 2.3.                                 Protection of Cyclerion Information Systems

(a)                                 In providing information technology Services to Ironwood, Cyclerion shall have the right to implement reasonable processes from time to time under which there will be no greater threat to Cyclerion’s information technology operating environment than would exist in the absence of the provision of such Services.  Without limiting the foregoing, Ironwood shall, and shall cause each of its employees with access to Cyclerion’s information technology operating environment to, comply with the terms and conditions of Cyclerion’s IT Acceptable Use Policy set forth in Exhibit C hereunder as may be amended from time to time upon written notice by Cyclerion to Ironwood (such policy, the “IT Acceptable Use Policy”).

(b)                                 If, in connection with the provision of any Services under this Agreement, it is reasonably necessary for Cyclerion to implement any information technology connections, firewalls or the like (“Information System Additions”) specifically in connection with the provision of such Services and that would not have otherwise been implemented in the absence of the provision of the Services, the costs of implementing such Information System Additions shall be borne by Ironwood, unless specifically provided otherwise in Schedule I hereto or otherwise agreed to in writing by Cyclerion.

Section 2.4.                                 Transitional Nature of the Services; Changes.

(a)                                 Ironwood understands that the Services provided hereunder are transitional in nature and are furnished by the Service Providers as an accommodation and for the purpose of facilitating the transactions contemplated by the Separation Agreement.  Each of the Parties agrees to cooperate in good faith and use, and shall cause its Affiliates to use, commercially reasonable efforts to effect a smooth transition from the Services as provided by the Service Provider to services performed by Ironwood or furnished by another party as soon as practically possible, but in no case later than the expiration of the Term.  Ironwood further understands that the Service Providers are not in the business of providing Services to Third Parties and shall not provide Services beyond the Term.

(b)                                 Ironwood acknowledges and agrees that Cyclerion or its Affiliates may make changes from time to time in the manner of performing the Services if Cyclerion or its Affiliates (i) are making similar changes in the performance of similar services for itself or their own Affiliates or would have made in performing similar services for their own Affiliates; and (ii) furnish to Ironwood notice with respect to such changes, and if applicable, substantially the same notice (in content and timing) as Cyclerion or its Affiliates shall furnish to their own Affiliates with respect to such changes; and (iii) reasonably considers reasonable concerns of Ironwood in implementing any such changes.

Section 2.5.                                 Omitted Services.  If, during the sixty (60) day period immediately following the date of this Agreement, either Party identifies a service that was provided in connection with the New Ironwood Pharmaceutical Business (other than those services expressly excluded hereunder) during the Prior Period, or which are reasonably anticipated as of the date hereof to be necessary to continue to support the New Ironwood Pharmaceutical Business during the Term, but such services were inadvertently omitted from the list of Services in Schedule I hereto (each, to the extent included in the Services pursuant to this Section, an “Omitted Service”) and notifies the other Party thereof, then the Parties shall enter into good faith discussions as to whether such Omitted Service should be added as a Service hereunder, taking into account considerations such as whether the provision of such Service would be commercially reasonable from Service Provider’s perspective and whether the Omitted Service can be obtained from a provider other than the Service Provider at comparable or lower expense.  If the Parties determine that an Omitted Service will be provided under this Agreement, then the Parties shall cooperate to amend Schedule I to add such Omitted Service as a Service, provided that, notwithstanding anything to the contrary in this Agreement, Service Provider shall not be obligated to provide any Omitted Service if it does not, in its reasonable judgment, have adequate resources to provide such Omitted Service or if the provision of such Omitted Service would significantly disrupt the operation of its business.  In the event that the Parties agree that a Service Provider should provide any such Omitted Service, the Parties shall execute amendments to Schedule I for such Omitted Service that will set forth, among other things, (a) the time period during which such Omitted Service will be provided, (b) a description of such Omitted Service in reasonable detail, (c) primary points of contact for each of the Parties with respect to the Service, (d) any Internal Costs or One-Time Costs related to such Omitted Service and agreed upon by the Parties and (e) any additional terms and conditions specific to such Omitted Service.  A Service Provider’s obligations with respect to providing any such Omitted Service shall become effective only upon mutual agreement of the Parties as reflected in an amendment to Schedule I being duly executed and delivered by each Party.  Notwithstanding the foregoing, the time period for any such Omitted Service will expire not later than the expiration of the Term as calculated prior to the addition of such Omitted Service unless the Parties mutually agree otherwise.

Section 2.6.                                 Additional Services.  The Parties hereto acknowledge that Schedule I might not identify all of the Services that, although not provided in connection with the New Ironwood Pharmaceutical Business during the Prior Period, may be necessary or appropriate to effect the understanding set forth in this Agreement.  Ironwood may request such additional Services from a Service Provider (each, to the extent included in the Services pursuant to this Section, an “Additional Service”) in writing during the Term.  A Service Provider shall consider any such request for Additional Services promptly and in good faith, except to the extent such request is for Omitted Services (in which case Section 2.5 shall govern) or for services intentionally not included by mutual agreement of the Parties as part of the Services as of the Effective Date.  In the event that the Parties agree that a Service Provider should provide any such Additional Service, the Parties shall execute amendments for such Additional Service to Schedule I that will set forth, among other things, (a) the time period during which such Additional Service will be provided, (b) a description of such Additional Service in reasonable detail, (c) primary points of contact for each of the Parties with respect to the Service, (d) any Internal Costs or One-Time Costs related to such Additional Service and agreed upon by the Parties and (e) any additional terms and conditions specific to such Additional Service.  A Service Provider’s obligations with respect to providing any such Additional Service will become effective only upon mutual agreement of the Parties as reflected in an amendment to Schedule I being duly executed and delivered by each Party.  Notwithstanding the foregoing, the time period for any such Additional Service will expire not later than the expiration of the Term as calculated prior to addition of such Additional Service unless the Parties agree otherwise.

Section 2.7.                                 Use of Third Parties.  Ironwood understands that certain Services may be provided to it by a Service Provider pursuant to agreements between the Service Provider and various Third Parties.  To the extent not prohibited by a Third Party and with Ironwood’s consent (not to be unreasonably withheld, conditioned or delayed), the Service Provider shall coordinate the provision of Services by the Third Party to Ironwood, and Ironwood shall reasonably cooperate with any Third Party providing Services on behalf of the Service Provider in order to facilitate the provision and receipt of such Services.

Section 2.8.                                 Cooperation.  Ironwood and its Affiliates who are recipients of the Services shall reasonably cooperate with each Service Provider in order to facilitate the provision and receipt of the Services.  Ironwood acknowledges that such Services are dependent on such reasonable cooperation, and that its or its Affiliates’ failure to so cooperate, if not reasonable, will relieve the Service Provider of its obligation to provide the related Services to the extent such failure renders such provision impractical or impossible.  Ironwood and its Affiliates who are recipients of the Services shall comply in all material respects with all applicable policies and procedures of the Service Provider.

Section 2.9.                                 Location of Services Provided; Access.  Each Service Provider shall provide the Services to Ironwood from locations of the Service Provider’s choice in its sole discretion unless Services are required to be performed at a specific location identified in Schedule I.  Certain key personnel of the Service Providers who are expected to be utilized to perform Services may be required to travel to the offices of Ironwood or between Service Provider locations.  Each Party shall allow the other Party and its Affiliates and Representatives reasonable access to the facilities of such Party and its Affiliates that is necessary for each Service Provider to provide Services or for Ironwood and its Affiliates to receive the Services in accordance with this Agreement, subject to applicable confidentiality and non-use restrictions consistent with those set forth in this Agreement.  Each Party agrees that all of its and its Affiliates’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of the other Party or any of its Affiliates, or when given access to any facilities, information, systems, infrastructure or personnel of the other Party or any of its Affiliates, conform to the policies and procedures of such other Party and any of its Affiliates, as applicable, concerning health, safety, conduct and security which are made known to the Party receiving such access from time to time.

Section 2.10.                          Performance.  Any Party may cause any of its Subsidiaries to perform any or all of its obligations hereunder, and may designate any of its Subsidiaries to receive any of its entitlements hereunder.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at or after the Distribution Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 2.11.                          Intellectual Property.

(a)                                 Neither Party will gain, by virtue of this Agreement, any rights of ownership or use of copyrights, patents, trade secrets, trademarks, know-how or any other intellectual property rights (“Intellectual Property Rights”) owned by the other Party or its Affiliates.  To the extent any Intellectual Property Rights are developed by Cyclerion or its Affiliates in the course of the performance of the Services that relate exclusively to the New Ironwood Pharmaceutical Business as such exists as of the Effective Date (the “Ironwood Intellectual Property Rights”), all right, title and interest in and to any such Intellectual Property Rights will be the sole and exclusive property of Ironwood, and Cyclerion shall (and shall cause its Affiliates to) assign, and does hereby assign, to Ironwood all right, title and interest in and to any such Ironwood Intellectual Property Rights.  Except as expressly specified in the foregoing, as between the Parties, all right, title and interest in any Intellectual Property Rights developed by or on behalf of Cyclerion in the course of providing the Services will be owned by Cyclerion.  To the extent that Cyclerion performs any Services through any Affiliate or subcontractor, Cyclerion shall obligate such Affiliate or such subcontractor to assign to Ironwood all Ironwood Intellectual Property Rights, and Cyclerion shall not utilize any such Affiliate or subcontractor in the performance of such Services unless such Affiliate or subcontractor is so obligated.

(b)                                 Solely for and with respect to the performance of Services and other activities under this Agreement during the Term, Ironwood (on behalf of itself and its Affiliates) hereby grants to each Service Provider a non-exclusive, royalty-free, non-transferable license and right of reference, with the right to grant further licenses and rights of reference, to all intellectual property, Regulatory Approvals, Regulatory Submissions and records included within the New Ironwood Pharmaceutical Business that are necessary to perform the Services solely to perform the Services and other obligations of Cyclerion or a Service Provider under this Agreement.

Section 2.12.                          Migration Plan. The plan for the migration of Services from Cyclerion to Ironwood is set forth in Exhibit B hereunder (the “Migration Plan”).  During the Term, the Parties (i) shall use commercially reasonable efforts to perform their respective obligations under the Migration Plan and (ii) may mutually amend or supplement the Migration Plan.

ARTICLE III

FEES AND PAYMENT

Section 3.1.                                 Fees.  The fees payable hereunder for Services (the “Fees”) will be equal to (i) the Service Provider’s Internal Costs for such Services plus (ii) the Service Provider’s Third Party Costs for such Services.  Ironwood shall also pay the Service Provider for all of the reasonable, documented one-time costs and expenses, if any, incurred by the Service Provider in order to enable the Service Provider to provide and to terminate Services as contemplated hereby, including costs for adapting the Service Provider’s systems to be able to interface with Ironwood’s systems for provision of the Services, if reasonably required (the “One-Time Costs”); provided, however that Cyclerion shall not incur any One-Time Cost (on an event-by-event basis) over five thousand dollars ($5,000)  that is not specifically identified in Schedule I without Ironwood’s prior written consent, not to be unreasonably withheld, conditioned or delayed.  The Parties agree that they have used reasonable good faith efforts to identify One-Time Costs in excess of five thousand dollars ($5,000) on Schedule I as of the Effective Date and, in the event that Cyclerion declines to consent to any One-Time Cost for a Service pursuant to this Section 3.1, Service Provider shall not be required under this Agreement to perform such Service to the extent such Service cannot be performed without payment of such One-Time Cost.

Section 3.2.                                 Expense.  The Fees are exclusive of expenses related to travel (including long-distance and local transportation, accommodation and meal expenses and other incidental expenses) by the Service Provider’s personnel or any subcontractor in connection with performing the Services.  All of the costs and expenses described in this Section 3.2 (“Expenses”) will be charged by the Service Provider to the recipient of such Service on a pass-through basis.  For the avoidance of doubt, the Expenses described in this Section 3.2 will be consistent with the Service Provider’s general approach with respect to such types of costs and expenses; provided that with respect to any Service, the recipient of such Service’s prior written approval will be required to the extent that Expenses exceed fifteen percent (15%) of the Fees paid and payable to the Service Provider for such Service in any calendar quarter.  For clarity, there shall be no mark-up added to Expenses under this Agreement, unless such mark-up was actually paid by the Service Provider’s personnel or subcontractor.

Section 3.3.                                 Quarterly Statements.  Cyclerion will furnish Ironwood with a preliminary statement six (6) Business Days after the close of each calendar quarter and a final statement ten (10) Business Days after the close of each calendar quarter, each such statement to be in the form attached as Exhibit D (each, a “Quarterly Statement”), which Quarterly Statement shall reflect Cyclerion’s good faith estimate of, on a Service-by-Service basis: (a) the Fees payable for the Services provided by the Service Provider to Ironwood for the preceding calendar quarter (itemized to reflect Internal Costs and Third Party Costs), (b) any Expenses payable for the preceding calendar quarter and (c) any One-Time Costs payable for the preceding calendar quarter, in each case as incurred in accordance with this Agreement.

Section 3.4.                                 Invoice.  Not later than twenty-five (25) days after the last day of each calendar quarter (or, if the Term ends during a calendar quarter, the last day of the Term), Cyclerion shall provide to Ironwood an invoice for the preceding calendar quarter, which will list (a) the Services provided by the Service Provider to Ironwood for the preceding calendar quarter, (b) the Fees payable for such Services (and reasonable documentation supporting such Fees, to the extent requested by Ironwood) for the preceding calendar quarter (itemized to reflect Internal Costs and Third Party Costs) (c) any Expenses (and reasonable documentation supporting such Expenses, to the extent requested by Ironwood) for the preceding calendar quarter and (d) any One-Time Costs (and reasonable documentation supporting such costs and expenses, to the extent requested by Ironwood) for the preceding calendar quarter, in each case as incurred in accordance with this Agreement.  Ironwood shall pay the amount stated in such invoices in full within thirty (30) days of the issuance of the invoices (or, if such date is not a Business Day, then on the immediately succeeding Business Day) to an account designated by Cyclerion, except to the extent such amount is the subject of a good faith dispute by Ironwood as notified in writing to Cyclerion.

Section 3.5.                                 Late Payments.  Without prejudice to the Service Provider’s other rights and remedies, where any sum remains unpaid after the applicable due date, it will carry interest, which will accrue daily, from the due date until the date of actual payment, at a rate based on the prime rate listed in the Wall Street Journal (Bond Yields and Rates) on the date such sum is due and payable plus two percent (2%).  Notwithstanding the preceding, if a Party contests any amounts due hereunder in good faith and promptly notifies the other Party of such dispute, interest will not accrue as to amounts being so contested until and unless the dispute is resolved in the payee Party’s favor.

Section 3.6.           Taxes.  Ironwood shall make all payments to a Service Provider for any Service without deduction or withholding for taxes including income tax withholding, Value Added Tax (“VAT”), duties, sales tax or a similar tax except to the extent any such deduction or withholding is required by the tax laws of any federal, state, provincial or foreign government.  In the event a deduction or withholding for taxes is applicable, Ironwood shall submit such deduction or withholding for taxes to the appropriate governmental authority and shall provide a tax certificate to Service Provider.  In the event VAT or sales tax applies to the services provided, a Service Provider shall invoice such tax to Ironwood, as a reimbursable expense, and a Service Provider shall remit such tax to the relevant government authority.  Service Provider and Ironwood shall mutually cooperate to minimize any amount of tax assessed in respect of the performance of Services hereunder or as a deduction or withholding of taxes, including through the prompt completion and filing of any relevant tax forms with the relevant tax authorities.

Section 3.7.           No Right to Set-Off.  Each Party hereto acknowledges and agrees that it shall not be permitted to set-off any amount owed by such Party pursuant to this Agreement against any amount or obligation owed to such Party or an Affiliate hereunder or pursuant to the Separation Agreement or any other Ancillary Agreement.

ARTICLE IV

SERVICE MANAGEMENT

Section 4.1.           Service Managers.  Cyclerion and Ironwood shall each appoint an employee to have overall responsibility for managing and coordinating the delivery of Services in accordance with this Agreement (such employee, a “Service Manager”).  The initial Service Managers will be identified on Exhibit A hereto or otherwise designated by each of the Parties prior to the Distribution Effective Time, and may thereafter be replaced from time to time upon written notice to the other Party.  Service Managers shall consult and coordinate with one another regarding the provision of Services hereunder.

Section 4.2.           Service Coordinators.  Each Party has designated an employee or title as the principal point of contact for the day-to-day implementation or monitoring of each Service as specified in Schedule I (each, a “Service Coordinator”).  The Parties shall direct communications relating to specific Services to the applicable Service Coordinators.  The Service Coordinators shall report to the applicable Service Manager from time to time, as directed by the Service Manager.

ARTICLE V

SUB-CONTRACTING; THIRD PARTY AGREEMENTS

Section 5.1.           Sub-Contractors.  Upon Ironwood’s consent, not to be unreasonably withheld, conditioned or delayed, a Service Provider may delegate or sub-contract its duties under this Agreement to a qualified Third Party, provided that, notwithstanding such delegation or sub-contracting, the Service Provider will remain liable for the performance of its duties hereunder and shall ensure and guaranty that any Services provided by a subcontractor shall meet Service Provider’s obligations set forth in Section 2.2(i) and (ii).  In the event any such consent is not granted, Service Provider shall not have any liability resulting from any delay in providing any such Service.  For the avoidance of doubt, Service Provider will not be liable with respect to any agreement entered into directly by Ironwood (or its Affiliates) and a subcontractor, other than as mutually agreed in writing by the Parties hereto.

Section 5.2.           Third Party Agreements.  Ironwood acknowledges that the Services that were provided through Third Parties prior to the date hereof are subject to the terms and conditions of any applicable agreements between the Service Provider and such Third Parties, and Ironwood agrees to comply with such terms and conditions to the extent applicable to Ironwood and necessary for purposes of receiving such Services by Ironwood.  For any Service to be delegated to a Third Party after the date hereof, and so long as any such Service is provided solely to Ironwood and not to a Service Provider or any Affiliates of Service Provider, the Service Provider shall provide Ironwood with a copy of any agreement contemplated to be entered into with such Third Party in relation to such Service and, as set forth in Section 5.1, seek Ironwood’s consent to such delegation, which consent may not be unreasonably withheld, delayed or conditioned.

Section 5.3.           Consents.  Notwithstanding anything to the contrary contained herein, each Service Provider shall use commercially reasonable efforts to obtain all consents from vendors that are necessary in order to provide any of the Services to Ironwood under this Agreement; provided, however, that a Service Provider will not be required to pay any out-of-pocket fees to any vendor in order to obtain such consent, but will, instead, request that Ironwood pay such out-of-pocket fees.  In the event that a Service Provider is unable to obtain any such consent, Cyclerion’s sole liability and obligation and Ironwood’s sole remedy will be to require the Parties hereto to work together to agree upon a commercially reasonable alternative arrangement, which may include identification of alternate resources and equivalent services from such alternative resources on commercially reasonable terms.  Any costs specified in the second sentence of Section 3.1 and any actual out-of-pocket fees levied on a Service Provider (a) in connection with its efforts to obtain and implement such consents and (b) in connection with the implementation of any such commercially reasonable alternative arrangement, will be borne by Ironwood.  For the avoidance of doubt, any costs incurred by a Service Provider in connection with obtaining consents prior to the Distribution Effective Time will be borne by Cyclerion.

ARTICLE VI

TERM AND TERMINATION AND EFFECTS OF TERMINATION

Section 6.1.           Termination.  Except as otherwise provided herein or unless otherwise agreed in writing by the Parties hereto, a Service Provider’s obligation to provide or procure, and Ironwood’s obligation to purchase, each Service shall cease as of the end of the term specified for such Service in Schedule I hereto, and the Agreement will terminate in its entirety at the end of the Term; provided that (a) this Agreement may be extended, with respect to one or more Services, by mutual written agreement of the Parties, consent to which extension shall be in each Party’s absolute discretion, provided that such extension shall be limited to one period of up to six (6)  months following the initial Term of the Service and (b) in the event that a Service shall not have been transitioned to Ironwood solely as a result of a material breach by Cyclerion of its obligations under the Migration Plan, the term for such Service will be extended solely for such period as shall be necessary for Cyclerion to cure such material breach; provided that the breach is curable with the use of commercially reasonable efforts and is not related to a Service that could reasonably be obtained or performed by Ironwood itself.

Section 6.2.           Termination for Breach.  In the event that a Party hereto commits a material breach with respect to any of the Services, the other Party may terminate this Agreement with respect to such Service only, unless such breach is cured not later than thirty (30) days after receipt by the breaching Party of written notice of such breach.

Section 6.3.           Early Termination of a Service.  Subject to the restrictions set forth herein, if Ironwood should wish to terminate a Service (in whole, but not in part), Ironwood shall provide written notice to the Service Provider not later than forty-five (45) days prior to the requested termination date for such Service; provided, however, that no such notice of termination may be delivered to the Service Provider during the forty-five (45) day period immediately following the date hereof.  Notwithstanding the foregoing provisions, the Parties hereto acknowledge and agree that, in certain instances, terminating certain Services may require time periods longer than the forty-five (45) day period specified in this Section 6.3.  In any such event, the Parties agree to negotiate in good faith a longer period of time for any and all such transfers following the termination notice.  Ironwood will remain liable for any Fees or other amounts payable hereunder in connection with the terminated Service(s) incurred prior to the effective date of termination of such Service(s), including in the event that such terminated Services contemplated a deliverable that was not provided due to such early termination.  Ironwood acknowledges and agrees that (a) Services provided by Third Parties may be subject to term-limited licenses and contracts between a Service Provider and applicable Third Parties (collectively, “Provider Third Party Contracts”), (b) the renewal periods under the Provider Third Party Contracts may be for fixed periods and (c) a Service Provider may not have the right to renew certain Provider Third Party Contracts.  As a result, Ironwood agrees that (i) if Service Provider is required to extend any Provider Third Party Contract in order to continue to provide any Service during the Term, then Service Provider shall notify Ironwood and, if Ironwood informs Service Provider within twenty (20) days of such notice that it wishes to continue to receive such Service, then Ironwood shall be required to pay Service Provider the amount of any renewal fees or purchase commitments applicable to the relevant Service for the full renewal period specified in the applicable Provider Third Party Contract, regardless of whether the Term or Service Provider’s provision of the relevant Service ends prior to the end of the relevant renewal period and (ii) a Service Provider shall not be required to provide any Service to the extent it is unable to renew any applicable Provider Third Party Contract or Ironwood either informs Service Provider that it does not wish to continue to receive such Service under this Section 6.3 or does not respond to Service Provider’s notice in the applicable 20-day period.

Section 6.4.           Termination Upon Insolvency.  Either Party may terminate this Agreement immediately in the event the other Party (a) becomes insolvent, (b) is generally unable to pay, or fails to pay, its debts as they become due, (c) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency Law, (d) makes or seeks to make a general assignment for the benefit of its creditors, or (e) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property or business.

Section 6.5.           Accrued Rights.  Termination or expiration of this Agreement for any reason will be without prejudice to any rights that have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

Section 6.6.           Effect of Termination.  Not later than thirty (30) days following the date it receives a final invoice from a Service Provider following termination or expiration of any Services or this Agreement, Ironwood shall pay to the Service Provider all remaining monies due to the Service Provider hereunder in respect of Services provided prior to such termination or expiration except for any amounts then the subject of a good faith dispute.  In addition, at the end of the Term, each Party hereto shall, at the disclosing Party’s option, return or destroy the Confidential Information of the disclosing Party.  In the event that the disclosing Party elects destruction, the other Party shall furnish to the disclosing Party a written certificate of destruction signed by an officer of the certifying Party.  Any provision which by its nature should survive, including the provisions of this Section 6.6 (Effect of Termination), Section 2.11 (Intellectual Property), Article III (Fees and Payment), Article VIII (Limitation of Liability; Indemnification), Article X (Preservation of Records; Access to Information; Confidentiality; Privilege) and Article XI (Miscellaneous), shall survive the termination of this Agreement.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1.           Negotiation.  A Party seeking resolution of a controversy, dispute or action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement or the transactions contemplated hereby or thereby, including any action based on contract, tort, statute or constitution (collectively, “Disputes”) shall provide written notice of such Dispute to the other Party, specifying the terms of such Dispute in reasonable detail (“Dispute Notice”).  The appropriate executives of the Parties who have authority to settle the Dispute (or such other individuals designated by the respective executives) shall attempt to resolve the Dispute through good faith negotiation for a reasonable period of time; provided that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed fifteen (15) days from the time of receipt by a Party of the Dispute Notice.  If the Dispute has not been resolved within fifteen (15) days after receipt of the Dispute Notice, the respective Chief Executive Officers or their respective designees (with full settlement authority) of Ironwood and Cyclerion shall meet in person (or where necessary, by phone) at a mutually acceptable time and, if applicable, place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.  Any contractual time period or deadline under this Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved pursuant to this Article VII.

Section 7.2.           Arbitration.  Any Dispute that is not resolved pursuant to Section 7.1 within thirty (30) days after receipt of a Dispute Notice shall be resolved by final and binding arbitration pursuant to the procedures set forth in Section 8.2 of the Separation Agreement.

Section 7.3.           Continuity of Service and Performance.  Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement during the course of a Dispute with respect to all matters not subject to such Dispute.

ARTICLE VIII

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 8.1.           Limited Liability.

(a)           The aggregate Liabilities of Cyclerion and its Affiliates and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, will not exceed the aggregate amount of the Internal Costs, Expenses and One-Time Costs paid (and not previously paid back as a Liability hereunder) to Cyclerion (or its Affiliates) under this Agreement prior to the date on which Service Provider’s action or inaction giving rise to the Liability arises or occurs; provided that if such action or inaction occurs during the first year of this Agreement, the aggregate Liabilities of Cyclerion and its Affiliates and Representatives related to such action or inaction will not exceed the aggregate amount of the Internal Costs, Expenses and One-Time Costs actually paid and payable (and not previously paid back as a Liability hereunder) in the first twelve (12) months of this Agreement.

(b)           Notwithstanding anything to the contrary contained in the Separation Agreement or this Agreement, a Service Provider will not be liable to Ironwood or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by the Service Provider (including any Affiliates and Representatives of the Service Provider and any unaffiliated third party providers, in each case, providing the applicable Services) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers.

(c)           The limitations in this Section 8.1 will not apply with respect to any Liability arising out of, relating to or in connection with (i) any Third Party claim to the extent a Party has an indemnification obligation to the other Party for such Liability under Section 8.3(a) or Section 8.3(b), (ii) any breach of Article X or (iii) the gross negligence, willful misconduct or fraud of or by the Party to be charged.

Section 8.2.           Services Provided “As-Is”.  EACH SERVICE PROVIDER PROVIDES ANY AND ALL SERVICES ON AN “AS-IS” BASIS AND, EXCEPT AS SET FORTH IN Section 2.2, MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE SERVICES PROVIDED.  EACH SERVICE PROVIDER DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THIS AGREEMENT.

Section 8.3.           Indemnification.

(a)           Subject to Section 8.1, Ironwood hereby agrees to indemnify, defend and hold harmless each Service Provider and its Affiliates and Representatives from and against any and all Liabilities arising from, relating to or in connection with (i) the use of any Services by such Ironwood or any of its Affiliates, Representatives or other Persons using such Services or (ii) a material breach by Ironwood or any of its Affiliates of any covenant or agreement contained in this Agreement, except in each case to the extent that such Liabilities arise out of, relate to or are a consequence of the Service Provider’s or its Affiliates’ or Representatives’ gross negligence, willful misconduct or fraud.

(b)           Subject to Section 8.1, Cyclerion hereby agrees to indemnify, defend and hold harmless Ironwood and its Affiliates and Representatives from and against any and all Liabilities arising from, relating to or in connection with the (i) the gross negligence or willful misconduct of Service Provider in connection with the provision of the Services or (ii) a material breach by Service Provider of any covenant or agreement contained in this Agreement, except in each case to the extent that such Liabilities arise out of, relate to or are a consequence of Ironwood’s gross negligence, willful misconduct or fraud.

(c)           The Party seeking to be indemnified (the “Indemnified Party”) shall provide prompt written notice of a Liability or events likely to give rise to a Liability to the Party with the obligation to indemnify (the “Indemnifying Party”) (in any event within sufficient time so as not to prejudice the defense of such Claim).  The Indemnifying Party shall be given the opportunity at all times to control the defense of the Claim, with the cooperation and assistance of the Indemnified Party; provided, however, that the Indemnifying Party shall not settle any claim for which it has an indemnification obligation under this Section 8.3 with an admission of liability or wrongdoing by the Indemnified Party without such Party’s prior written consent.

(d)           Indemnification pursuant to this Section 8.3 represents the Parties’ sole and exclusive remedy under this Agreement, provided that, if a Service Provider commits an error with respect to, incorrectly performs or fails to perform any Service, at Ironwood’s request, without prejudice to any other rights or remedies Ironwood may have, the Service Provider shall use commercially reasonable efforts to correct such error, re-perform such Service or perform such Service, as applicable, at no additional cost to Ironwood.  To the extent a Service Provider is unable to provide in its entirety a Service because of a partial delay which excuses performance pursuant to Section 11.6, the Service Provider shall allocate such resources and/or products as are then currently available to it and necessary for the performance of such Service ratably between the Service Provider for its own account and Ironwood for the performance of such Services hereunder.

ARTICLE IX

INSURANCE MATTERS

Section 9.1.           Insurance.  Each Party hereto shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions, automobile and general liability insurance (including contractual liability) to protect its own business and property interests; provided that each Party shall be permitted to reasonably self-insure against the liabilities specified in Article VIII.

ARTICLE X

CONFIDENTIALITY

Section 10.1.         Confidentiality.  The provisions of Article VII of the Separation Agreement will apply to disclosures of information made pursuant to this Agreement mutatis mutandis.

ARTICLE XI

MISCELLANEOUS

Section 11.1.         Complete Agreement; Construction.  This Agreement, including the Exhibits and Schedules, together with the Separation Agreement and the other Ancillary Agreements, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.  In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.  In the event and to the extent that there shall be a conflict between the provisions of the Separation Agreement and the provisions of this Agreement, the Separation Agreement shall control.

Section 11.2.         Transaction Agreements.  Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the other Transaction Agreements.

Section 11.3.         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 11.4.         Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as will be specified in a notice given in accordance with this Section 11.4):

To Cyclerion:

Cyclerion Therapeutics, Inc.
301 Binney Street

Cambridge, MA 02142

United States
Attn: Chief Financial Officer

Phone: 857-327-8778
Fax: 617-890-6595

To Ironwood:

Ironwood Pharmaceuticals, Inc.
301 Binney Street
Cambridge, MA 02142
United States
Attn:  General Counsel
Phone:  617-621-7722
Fax:  617-588-0623

Section 11.5.         Waivers.  The delay or failure of either Party to exercise or enforce any of its rights under this Agreement will not constitute, or be deemed to be, a waiver of those rights, nor will any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party against which it is being enforced.

Section 11.6.         Force Majeure.

(a)           Neither Party hereto will be liable for delay in performance (other than the payment of money) of its obligations to the extent caused by events which could not have been foreseen and are beyond the reasonable control of the Party affected (an event of “Force Majeure”), including (i) acts of God, the elements, epidemics, explosions, accidents, landslides, lightning, earthquakes, fires, storms (including tornadoes and hurricanes or tornado and hurricane warnings), sinkholes, floods or washouts; (ii) labor shortage or trouble including strikes or injunctions (whether or not within the reasonable control of such Party and provided that the settlement of strikes and other labor disputes shall be entirely within the discretion of the Party experiencing the difficulty); (iii) inability to obtain material, equipment or transportation; (iv) national defense requirements, war, blockades, insurrections, sabotage, terrorism, riots, arrests and restraints of the government, either federal or state, civil or military (including any governmental taking by eminent domain or otherwise); or (v) any changes in applicable Law, regulation or rule or the enforcement thereof by any governmental or regulatory agency having jurisdiction, that limits or prevents a Party from performing its obligations hereunder or any notice from any such agency of its intention to fine or penalize such Party or otherwise impede or limit such Party’s ability to perform its obligations hereunder.

(b)           Each Service Provider shall endeavor to provide to Ironwood uninterrupted Services through the Term.  In the event, however, that (i) the Service Provider is wholly or partially prevented from providing a Service or Services either temporarily or permanently by reason of any Force Majeure event, or (ii) the Service Provider, in the exercise of its reasonable good faith judgment, deems it necessary to suspend delivery of a Service hereunder for purposes of inspection, maintenance, repair, replacement of equipment parts or structures, or similar activities consistent with past practices, the Service Provider shall not be obligated to deliver the affected part of such Service during such periods, and, in the case of the immediately preceding clause (ii), the Service Provider shall cooperate with Ironwood with respect to the timing of such interruption.  Notices provided under this Section 11.6 shall be provided to Ironwood’s Service Manager (or other executive designated in writing by Ironwood in accordance with Article VII) and may be provided in accordance with Article IV.

Section 11.7.         Assignment.  Except as provided herein, neither Party may assign any rights or delegate any obligations arising under this Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and any attempt to so assign any rights or delegate any obligations arising under this Agreement without such consent will be void.  Notwithstanding the foregoing, no such consent shall be required for any such assignment or delegation (i) with respect to Cyclerion, to a Subsidiary of Cyclerion (so long as such Subsidiary remains a Subsidiary of Cyclerion), (ii) with respect to Ironwood, to a Subsidiary of Ironwood (so long as such Subsidiary remains a Subsidiary of Ironwood) or (iii) to a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the assigning Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the non-assigning Party; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 11.7 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 11.8.         Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (whether by merger, acquisition of assets or otherwise) and permitted assigns.

Section 11.9.         Third Party Beneficiaries.  Except as provided in Section 8.3 with respect to Persons entitled to claim indemnification hereunder, this Agreement is solely for the benefit of the Parties and will not be deemed to confer upon Person other than the Parties any remedy, claim, liability, reimbursement, cause of Action or other right beyond any that exist without reference to this Agreement.

Section 11.10.      Titles and Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.11.      Exhibits and Schedules.  The Exhibits and Schedules will be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 11.12.      Governing Law.  This Agreement will be governed by, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without reference to principles of conflicts of laws.

Section 11.13.      Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.14.      Interpretation.  Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) unless the context requires otherwise, references to “party” shall mean Ironwood or Cyclerion, as appropriate, and references to “parties” shall mean Ironwood and Cyclerion; (i) provisions shall apply, when appropriate, to successive events and transactions; (j) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (k) Ironwood and Cyclerion have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (l) a reference to any Person includes such Person’s successors and permitted assigns.

Section 11.15.      No Duplication; No Double Recovery.  Nothing in this Agreement, the Separation Agreement or any other Ancillary Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 11.16.      No Waiver.  No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.17.      Independent Contractor Status.  Each Service Provider will be deemed to be an independent contractor to Ironwood.  Nothing contained in this Agreement will create or be deemed to create the relationship of employer and employee between the Service Provider and Ironwood.  The relationship created between the Service Provider and Ironwood pursuant to or by this Agreement is not and will not be one of partnership or joint venture.  No Party to this Agreement will, by reason hereof, be deemed to be a partner or a joint venture of the other Party hereto in the conduct of their respective businesses and/or the conduct of the activities contemplated by this Agreement.  Except as specifically and explicitly provided in this Agreement, and subject to and in accordance with the provisions hereof, no Party to this Agreement is now, will become, or will be deemed to be an agent or representative of the other Party.  Except as herein explicitly and specifically provided, neither Party shall have any authority or authorization, of any nature whatsoever, to speak for or bind the other Party to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ Halley Gilbert
Name: Halley Gilbert
Title: Senior Vice President

CYCLERION THERAPEUTICS, INC.

By:	/s/ William Huyett
Name: William Huyett
Title: President

[Signature Page to Transition Services Agreement]